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                          AGREEMENT AND PLAN OF MERGER


                          Dated as of February 14, 2000


                                      Among


                    COMPUTER ASSOCIATES INTERNATIONAL, INC.,


                          SILVERSMITH ACQUISITION CORP.


                                       And


                             STERLING SOFTWARE, INC.

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                                TABLE OF CONTENTS

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INTRODUCTION...................................................................1


                                    ARTICLE I

                                    THE OFFER

  SECTION 1.1.  The Offer......................................................1
  SECTION 1.2.  Company Action.................................................4
  SECTION 1.3.  Directors......................................................5


                                   ARTICLE II

                                   THE MERGER

  SECTION 2.1.  The Merger.....................................................6
  SECTION 2.2.  Closing........................................................6
  SECTION 2.3.  Effective Time.................................................6
  SECTION 2.4.  Effects of the Merger..........................................6
  SECTION 2.5.  Certificate of Incorporation and By-Laws.......................6
  SECTION 2.6.  Directors......................................................7
  SECTION 2.7.  Officers.......................................................7


                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  SECTION 3.1. Effect on Capital Stock.........................................7

      (a) Capital Stock of Merger Subsidiary...................................7
      (b) Cancellation of Treasury Stock and Parent-Owned Stock................7
      (c) Conversion of Company Common Stock...................................7
      (d) Adjustment of Exchange Ratio.........................................7
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  SECTION 3.2. Exchange of Certificates........................................8

      (a) Exchange Agent.......................................................8
      (b) Exchange Procedure...................................................8
      (c) Distributions with Respect to Unexchanged Shares.....................9
      (d) No Further Ownership Rights in Company Common Stock..................9
      (e) Termination of Exchange Fund; No Liability...........................9
      (f) No Fractional Shares................................................10
      (g) Investment of Exchange Fund.........................................11
      (h) Lost Certificates...................................................11

  SECTION 3.3.  Dissenting Shares.............................................11
  SECTION 3.4.  Company Options...............................................11


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

  SECTION 4.1. Representations and Warranties of the Company..................14

      (a) Organization, Standing and Corporate Power..........................14
      (b) Subsidiaries........................................................14
      (c) Capital Structure...................................................15
      (d) Authority; Noncontravention.........................................15
      (e) SEC Documents; Financial Statements; No Undisclosed Liabilities.....17
      (f) Information Supplied................................................17
      (g) Absence of Certain Changes or Events................................18
      (h) Litigation..........................................................19
      (i) Absence of Changes in Stock and Benefit Plans.......................19
      (j) Participation and Coverage in Benefit Plan..........................20
      (k) ERISA Compliance....................................................20
      (l) Taxes...............................................................21
      (m) Voting Requirements.................................................22
      (n) State Takeover Statutes; Rights Agreement...........................22
      (o) Brokers; Schedule of Fees and Expenses..............................23
      (p) Permits; Compliance with Laws; Environmental Matters................23
      (q) Contracts; Debt Instruments.........................................24
      (r) Title to Properties.................................................26
      (s) Opinion of Financial Advisor........................................26
      (t) Interests of Officers and Directors.................................26
      (u) Software............................................................26
      (v) Intellectual Property...............................................28


                                      -ii-
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      (w) No Infringement.....................................................29
      (x) Change of Control...................................................30

  SECTION 4.2. Representations and Warranties of Parent and Merger
               Subsidiary.....................................................30

      (a) Organization, Standing and Corporate Power..........................30
      (b) Capital Structure...................................................30
      (c) Authority; Noncontravention.........................................31
      (d) SEC Documents; Financial Statements; No Undisclosed Liabilities.....32
      (e) Information Supplied................................................32
      (f) Absence of Certain Changes or Events................................32
      (g) Litigation..........................................................32
      (h) Compliance with Applicable Laws.....................................33
      (i) Brokers.............................................................33
      (j) No Prior Activities; Assets of Merger Subsidiary....................33
      (k) Opinion of Financial Advisor........................................33
      (l) Share Ownership.....................................................33


                                    ARTICLE V

                            COVENANTS OF THE COMPANY

  SECTION 5.1.  Conduct of Business...........................................34
  SECTION 5.2.  State Takeover Statutes.......................................36
  SECTION 5.3.  Access to Information.........................................36
  SECTION 5.4.  Affiliates....................................................36
  SECTION 5.5.  No Solicitation by the Company................................37
  SECTION 5.6.  Litigation....................................................38
  SECTION 5.7.  Rights Agreement..............................................38


                                   ARTICLE VI

                    COVENANTS OF PARENT AND MERGER SUBSIDIARY

  SECTION 6.1.  Listing.......................................................39
  SECTION 6.2.  Indemnification...............................................39
  SECTION 6.3.  Obligations of Merger Subsidiary..............................40
  SECTION 6.4.  Voting of Shares..............................................40
  SECTION 6.5.  Employees.....................................................40


                                     -iii-
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                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

  SECTION 7.1.  Shareholder Approval; Preparation of S-4 and Proxy
                Statement/Prospectus..........................................41
  SECTION 7.2.  HSR Act Filings; Reasonable Efforts; Notification.............42
  SECTION 7.3.  Public Announcements..........................................44
  SECTION 7.4.  Confidentiality...............................................45


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

  SECTION 8.1. Conditions to Each Party's Obligation To Effect the Merger.....45

      (a) Shareholder Approval................................................45
      (b) Purchase of Shares in the Offer.....................................45
      (c) No Injunctions or Restraints........................................45
      (d) Form S-4............................................................45


                                   ARTICLE IX

              TERMINATION, AMENDMENT AND WAIVER, FEES AND EXPENSES

  SECTION 9.1.  Termination...................................................45
  SECTION 9.2.  Effect of Termination.........................................46
  SECTION 9.3.  Amendment.....................................................46
  SECTION 9.4.  Extension; Waiver.............................................46
  SECTION 9.5.  Fees and Expenses.............................................47


                                    ARTICLE X

                               GENERAL PROVISIONS

  SECTION 10.1. Nonsurvival of Representations and Warranties.................48
  SECTION 10.2. Notices.......................................................48
  SECTION 10.3. Interpretation................................................49
  SECTION 10.4. Counterparts..................................................49
  SECTION 10.5. Entire Agreement; No Third-Party Beneficiaries................50
  SECTION 10.6. GOVERNING LAW.................................................50
  SECTION 10.7. Assignment....................................................50


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  SECTION 10.8. Enforcement...................................................50
  SECTION 10.9. Severability..................................................50

  Annex I       Conditions to the Offer


                                      -v-
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                  AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 14, 2000,
                  AMONG COMPUTER ASSOCIATES INTERNATIONAL, INC., A DELAWARE CORPORATION ("PARENT"), SILVERSMITH ACQUISITION CORP., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("MERGER SUBSIDIARY"), AND STERLING SOFTWARE, INC., A DELAWARE CORPORATION (THE "COMPANY").
                  --------------------------------------------------------------

                                  INTRODUCTION

                  The Board of Directors of each of Parent, Merger Subsidiary and the Company have unanimously approved the acquisition of the Company by Parent and Merger Subsidiary.

                  In furtherance of such acquisition, it is proposed that Merger Subsidiary shall make an exchange offer (the "OFFER") to exchange shares of common stock, par value $.10 per share ("PARENT COMMON STOCK"), of Parent for all of the issued and outstanding shares of common stock, par value $.10 per share (the "COMPANY COMMON STOCK"), of the Company (the "SHARES"), including the associated Rights (defined in Section 4.1(c)), in accordance with the terms provided in this Agreement.

                  The parties to this Agreement intend that, to the extent that the Offer and the Merger qualify as a "REORGANIZATION" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated thereunder, this Agreement constitutes a plan of reorganization.

                  Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, Parent and certain stockholders of the Company (collectively, the "STOCKHOLDERS") are entering into an agreement (the "TENDER AGREEMENT") pursuant to which the Stockholders will agree to tender for exchange all of their Shares in the Offer, to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Tender Agreement.

                  Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Offer and the other transactions contemplated by this Agreement.

                  The parties agree as follows:

                                    ARTICLE I

                                    THE OFFER


                  SECTION 1.1. THE OFFER. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 9.1 and (ii) none of the events set forth in Annex I
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hereto shall have occurred or be existing, Merger Subsidiary shall, as promptly as practicable after the date hereof, commence the Offer. Each Share (including the associated Right) accepted by Merger Subsidiary in accordance with the Offer shall be exchanged for the right to receive from Merger Subsidiary that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio. For purposes of this Agreement, "EXCHANGE RATIO" shall mean 0.5634; provided that if the Average Parent Trading Price (x) is less than $63.10, then, unless Parent makes the Cash Election (defined below), the Exchange Ratio shall equal the quotient of (A) $35.55 divided by (B) the Average Parent Trading Price, or (y) is greater than $77.12, then the Exchange Ratio shall equal the quotient of (A) $43.45 divided by (B) the Average Parent Trading Price, calculated in each case to the nearest ten thousandth (i.e., four decimal places (.xxxx)). If the Average Parent Trading Price is less than $63.10, Parent (in its sole discretion by giving the Company notice thereof by no later than the close of business on the business day immediately succeeding the day on which the Average Parent Trading Price is determined) may elect (the "CASH ELECTION") to reduce the Exchange Ratio that would otherwise be in effect by paying in cash (such amount of cash per Share, the "CASH ELECTION AMOUNT") all or any portion of the excess of (x) $35.55 over (y) the product of (A) 0.5634 and (B) the Average Parent Trading Price. If Parent makes the Cash Election, the Exchange Ratio shall be adjusted to equal the quotient of (x) the excess of (A) $35.55 over (B) the Cash Election Amount divided by (y) the Average Parent Trading Price. As used in this Agreement, the term "AVERAGE PARENT TRADING PRICE" shall mean the ten trading day average of the daily average of the high and low sales price per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") composite tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) ending on the trading day immediately preceding the day on which the later to occur of (x) the waiting period under the HSR Act (defined below in Section 4.1(d)) and any other applicable Antitrust Laws (defined below in Section 7.2(b)) the expiration or termination of which is a condition to the Offer applicable to the Offer expires or terminates and (y) the Form S-4 (defined below in Section 1.1(b)) becomes effective under the Securities Act (defined below in Section 4.1(e)). The initial expiration date of the Offer shall be the twentieth business day following commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Subsidiary, represents at least a majority of the total number of outstanding Shares, assuming the exercise of all outstanding options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue (such total number of outstanding Shares being hereinafter referred to as the "FULLY DILUTED SHARES") (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Parent and Merger Subsidiary expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, no change may be made which changes the form or amount of consideration to be paid (other than in connection with the Cash Election described above or by adding consideration), imposes conditions to the Offer in addition to those set forth in Annex I, changes or waives the Minimum Condition, extends the Offer (except as set forth in the following two sentences), or makes any other change to any condition to the Offer set forth in Annex I which is adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered


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and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay for all such Shares promptly after acceptance; provided that (x) Merger Subsidiary may (or, if the conditions set forth in clause (1), (2), (3) or (4), or subclause (a), (b), (c) or (d) of clause (5), of Annex I exist, shall) extend the Offer for extension periods not in excess of 15 business days if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived (provided that, if at any scheduled expiration date, all of the conditions to the Offer have been satisfied or waived other than the Minimum Condition, Merger Subsidiary shall only be required to extend the Offer for an additional 20 business days following such scheduled expiration date; provided further that Merger Subsidiary shall not be required to extend the Offer if there is no reasonable possibility of all of the conditions to the Offer being satisfied on or before September 30, 2000), and (y) Merger Subsidiary may extend the Offer if and to the extent required by the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). In addition, Merger Subsidiary may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares, which together with Shares then owned by Parent and Merger Subsidiary, represents at least 90% of the Fully Diluted Shares. Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the exchange of Parent Common Stock for Shares upon consummation of the Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock in the Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the date Merger Subsidiary accepts Shares for exchange in the Offer.

                  (b) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "FORM S-4"). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "PRELIMINARY PROSPECTUS"). As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Subsidiary and the Company each agree promptly to correct any information provided by it for use in the Form S-4 or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps

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necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Form S-4 and the Offer Documents prior to its being filed with the SEC.

                  SECTION 1.2. COMPANY ACTION. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (defined below in Section 2.1), are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Tender Agreement and the transactions contemplated thereby, which approval constitutes approval under Section 203 of the General Corporation Law of the State of Delaware (the "DELAWARE LAW") such that the Offer, the Merger, this Agreement and the Tender Agreement and the other transactions contemplated hereby and thereby are not and shall not be subject to any restriction of Section 203 of Delaware Law, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "RECOMMENDATIONS"). The Company further represents that Goldman Sachs & Co. ("GOLDMAN SACHS") has rendered to the Company's Board of Directors its opinion that the consideration to be received by the Company's stockholders pursuant to this Agreement is fair to such stockholders from a financial point of view. The Company has been advised that all of its directors and executive officers presently intend to tender their Shares pursuant to the Offer. The Company will promptly furnish Parent and Merger Subsidiary pursuant to the terms of their Confidentiality Agreements with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Subsidiary such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Subsidiary may reasonably request in connection with the Offer.

                  (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the Recommendations; provided that the Board of Directors of the Company may withdraw, modify or change such Recommendations if but only if (i) it believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisors, that a Superior Proposal (defined in Section 5.5(b) hereof) has been made and (ii) it has determined in good faith, after consultation with outside legal counsel that the withdrawal, modification or change of such Recommendation is, in the good faith judgment of the Board of Directors, required by the Board to comply with its fiduciary duties imposed by Delaware Law. The Company, Parent and Merger Subsidiary each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material

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respect. The Company agrees to take all steps necessary to cause the Schedule
14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

                  SECTION 1.3. DIRECTORS. (a) Effective upon the acceptance for payment by Merger Subsidiary of a majority of the Shares pursuant to the Offer (the "APPOINTMENT TIME"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Parent or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided that, prior to the Effective Time (defined below in Section 2.3), the Company's Board of Directors shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a "CONTINUING DIRECTOR"). If the number of Continuing Directors is reduced to less than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board, (y) each board of directors of each subsidiary (defined below in Section 4.1(a)) and (z) each committee of each such board. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company's Board of Directors prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Subsidiary's respective obligations hereunder, or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the stockholders of the Company (other than Parent, Merger Subsidiary and their affiliates (other than the Company and its subsidiaries)), with respect to the transactions contemplated by this Agreement.

                  (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

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                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of Delaware Law, Merger Subsidiary shall be merged with and into the Company (the "MERGER") at the Effective Time. Following the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with Delaware Law.

                  SECTION 2.2. CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 8.1, at the offices of Covington & Burling, 1330 Avenue of the Americas, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "CLOSING DATE").

                  SECTION 2.3. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall file a certificate of merger or other appropriate documents (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the "EFFECTIVE TIME").

                  SECTION 2.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the Delaware Law.

                  SECTION 2.5. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that the Fourth Article of such certificate of incorporation reads in its entirety as follows:
"The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value $.10 per share.", and that the Ninth Article of such certificate of incorporation is deleted in its entirety, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) Subject to Section 6.2, the By-Laws of Merger Subsidiary as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until changed or amended.

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                  SECTION 2.6. DIRECTORS. The directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

                  SECTION 2.7. OFFICERS. The officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 3.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger
Subsidiary:

                  (a) CAPITAL STOCK OF MERGER SUBSIDIARY. Each issued and outstanding share of the capital stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 3.2(f), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b) or shares as to which appraisal rights, if any, have been exercised in accordance with Section 3.3) shall be converted into the right to receive (the "MERGER CONSIDERATION") such number of fully paid and nonassessable shares of Parent Common Stock as is equal to the Exchange Ratio and, if Parent has made the Cash Election in connection with the Offer, an amount in cash equal to the Cash Election Amount. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued in exchange therefor upon surrender of such certificate in accordance with Section 3.2(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), in each case, without interest.

                  (d) ADJUSTMENT OF EXCHANGE RATIO. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and the Parent stock prices for determining any adjustments thereto and calculations thereof shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares of similar transaction.

                  SECTION 3.2. EXCHANGE OF CERTIFICATES.

                  (a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent, and reasonably acceptable to the Company (the "EXCHANGE AGENT"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, as well as any cash payable in connection with the Merger pursuant to the Cash Election (if Parent has made such Cash Election) certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (defined in Section 3.2(f)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "EXCHANGE FUND") issuable or payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock, as well as any cash payable in connection with the Merger pursuant to the Cash Election (if Parent has made such Cash Election). For purposes of determining the number of shares of Parent Common Stock and amount of cash, if applicable, to be deposited by Parent in the Exchange Fund, Parent shall assume that no holder of Shares will perfect such holder's right to appraisal of such holders Shares, if any.

                  (b) EXCHANGE PROCEDURE. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.1, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive upon surrender the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.1, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 3.2(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), in each case, without interest thereon.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(f), in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable escheat laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.2(f)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

                  (e) TERMINATION OF EXCHANGE FUND; NO LIABILITY. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock. None of Parent, Merger Subsidiary, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this
Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(d)), any such amounts shall, to the extent permitted by applicable escheat law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Any portion of the Merger Consideration deposited in the Exchange Fund pursuant to this Section 3.2 in consideration of Shares for which appraisal rights, if any, have been perfected shall be returned to Parent, upon demand.

                  (f) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article III, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                  (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to
Section 3.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to former holders of Company Common Stock pursuant to
Section 3.2(b) (such excess being herein called the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of the Company, sell the Excess Shares at then-prevailing prices on the NYSE, and in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "COMMON SHARES TRUST"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock are entitled.

                  (iii) Notwithstanding the provisions of Section 3.2(f)(ii), Parent may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 3.2(f)(iii).

                  (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 3.2(c).

                  (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis in reasonably prudent investments. Any interest and other income resulting from such investments shall be paid to Parent.

                  (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                  SECTION 3.3. DISSENTING SHARES. Notwithstanding Section 3.1(c), if Parent has made the Cash Election or if the Merger is effectuated persuant to Section 253 of the Delaware Law, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 3.4. COMPANY OPTIONS. (a) Parent and the Company shall take all actions necessary to provide that each outstanding option to purchase shares of Company Common Stock granted under any stock option plan, program or agreement to which the Company or any of its subsidiaries is a party (collectively, the "STOCK PLANS") to an individual listed in Section 3.4 of the Company Disclosure Schedule (defined in Section 4.1(b)) ("MANAGEMENT OPTIONS") shall become fully vested and exercisable as of immediately prior to the consummation of the Offer and shall become and represent, effective as of the consummation of the Offer, an option to acquire the number of shares of Parent Common Stock (a "PARENT MANAGEMENT OPTION"), rounded up to the nearest whole share, determined by multiplying (i) the number of shares of Company Common Stock subject to such Management Option immediately prior to the consummation of the Offer by (ii) the Option Exchange Ratio (as hereinafter defined), at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of such Management Option divided by the Option Exchange Ratio; provided, however, that in the case of any Management Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. Following the consummation of the Offer, each Parent Management Option shall be exercisable upon the same terms and conditions as were applicable to the related Management Option immediately prior to the consummation of the Offer. The Option Exchange Ratio shall be the sum of the Exchange Ratio plus, in the event of a Cash Election, the number determined by dividing the amount of cash consideration per share of Company Common Stock that would be included in the Merger Consideration by the Average Parent Trading Price.

                  (b) Notwithstanding Section 3.4(a), upon an election by the holder of a Management Option (made pursuant to a written notice to the Company not less than two days prior to the consummation of the Offer), such holder's Management Option shall be canceled upon the consummation of the Offer and the holder shall receive, in consideration of such cancellation, an amount in cash payable as soon as practicable following the cancellation of such Management Option equal to the product of (A) the excess, if any, of (x) the Cancellation Price (as hereinafter defined) over (y) the per share exercise price of such Management Option multiplied by (B) the number of shares of Company Common Stock subject to such Management Option. Any such payment shall be further reduced by any income tax or employment tax withholding required under the Internal Revenue Code of 1986, as amended (the "CODE"). The Cancellation Price shall be (x) the Option Exchange Ratio multiplied by (y) the Average Parent Trading Price.

                  (c) Parent and the Company shall take all actions necessary to provide that each outstanding option, other than a Management Option, to purchase shares of Company Common Stock ("COMPANY Options") granted under a Company Option Plan shall become and represent, effective as of the consummation of the Offer, an option to acquire the number of shares of Parent Common Stock (a "PARENT OPTION"), rounded up to the nearest whole share, determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the consummation of the Offer by (ii) the Option Exchange Ratio, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of such Company Option divided by the Option Exchange Ratio; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with
Section 424(a) of the Code. After the consummation of the Offer, each Parent Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Option immediately prior to the consummation of the Offer.

                  (d) The Company and Parent agree that each of the Stock Plans and the stock option plans of Parent ("PARENT STOCK PLANS") shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement.

                  (e) Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 3.4, (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded, and (iii) as soon as practicable following the date of this Agreement (and in any event no later than the date of the consummation of the Offer), prepare and file with the SEC and use its reasonable best efforts to have declared effective prior to consummation of the Offer a registration statement on Form S-8 (in respect of the Company's Amended and Restated 1996 Stock Option Plan and 1999 Employee Stock Option Plan) registering a number of shares of Parent Common Stock necessary to fulfill Parent's obligations under this Section
3.4 and covering the exercise of the Parent Options and Parent Management Options and the sale or other transfer of the shares of Parent Common Stock issued upon exercise of such options. Such registration statements shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as any Parent Option or Parent Management Option remains outstanding.

                  (f) As soon as practicable after the consummation of the Offer, Parent shall deliver to the holders of Parent Options or Parent Management Options appropriate notices setting forth such holders' rights pursuant to the respective Stock Plans and the agreements evidencing the grants of such options and that such options and the related agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.4).

                  (g) Notwithstanding the foregoing provisions of this Section 3.4, the Company's Amended and Restated Employee Stock Purchase Plan (the "ESPP") shall operate in accordance with its terms in connection with the Offer and the Merger.

                  (h) Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 3.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Each exception set forth in the Company Disclosure Schedule (defined below in Section 4.1(b)) to the representations and warranties in this Section 4.1 and each other response to this Agreement set forth in the Company Disclosure
Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that one section of the Company Disclosure Schedule specifically refers to another section thereof. Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries taken as a whole except that occurrences due solely to a disruption of the Company's or its subsidiaries' businesses solely as a result of the announcement of the execution of this Agreement and the transactions proposed to be consummated by this Agreement shall be excluded from consideration for purposes of the effect of an action or inaction on the Company and its subsidiaries taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT"). The Company has delivered or made available to Parent complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; a "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and a "SIGNIFICANT SUBSIDIARY" means any direct or indirect subsidiary of the Company that has annual revenues or total assets of at least $10 million.

                  (b) SUBSIDIARIES. Section 4.1(b) of the disclosure schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") lists each subsidiary of the Company and its respective jurisdiction of incorporation and indicates whether such subsidiary is a Significant Subsidiary. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the

Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

                  (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share (the "COMPANY PREFERRED STOCK"). As of February 9, 2000, (i) 82,499,131 shares of Company Common Stock were issued and outstanding (which number could be understated by up to 12,162 Shares issuable upon Company Options which were recently exercised), including associated Preferred Share Purchase Rights (the "RIGHTS") issued pursuant to the Rights Agreement, dated as of December 16, 1996 (the "RIGHTS AGREEMENT"), between the Company and The First National Bank of Boston, as Rights Agent, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 5,885,115 shares of Company Common Stock were held by the Company in its treasury or by any of the Company's subsidiaries, (iv) 22,353,364 shares of Company Common Stock were reserved for issuance pursuant to the Stock Plans (of which 20,416,405 are subject to outstanding Company Options) and (v) 2,343,973 shares of Company Common Stock were reserved for issuance pursuant to the ESPP. Except as set forth above and except for the Company Preferred Stock issuable upon exercise of the Rights, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, or undertaking. There are no outstanding rights, commitments, agreements, or undertakings of any kind obligating the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences. The Company has delivered or made available to Parent complete and correct copies of the Stock Plans and all forms of Company Options.
Section 4.1(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Options outstanding as of the date of this Agreement and the exercise price of each outstanding Company Option.

                  (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the affirmative votes of holders of a majority of the outstanding shares of Company Common Stock (unless such approval is not required to effectuate the Merger pursuant to Section 253 of the Delaware Law) (the "COMPANY SHAREHOLDER VOTE") with respect to the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger if required under Delaware Law, to approval of this Agreement by the Company Shareholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by (collectively, "CONSENTS") any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting (defined below in Section 7.1(b)) (as amended or supplemented from time to time, the "COMPANY PROXY STATEMENT"), and (C) such reports under the Exchange Act and the Securities Act, as may be required in connection with this Agreement and the Tender Agreement and the transactions contemplated hereby and thereby, (iii) such filings as may be required under state securities or "blue sky" laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to
(x) have a Company Material Adverse Effect, (y) impair the Company's ability to perform its obligations under this Agreement or
(z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (e) SEC DOCUMENTS; FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since October 1, 1996 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in amount). Except as reflected in the financial statements of the Company included in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto other than any liabilities and obligations incurred since September 30, 1999 in the ordinary course of business or which, individually or in the aggregate, are not expected to have a Company Material Adverse Effect.

                  (f) INFORMATION SUPPLIED. Neither the Schedule 14D-9, nor any of the information supplied or to be supplied by the Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Form S-4, the Post-Effective Amendment (defined below in Section 7.1(a)) or the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company Proxy Statement will not, at the time the Company Proxy Statement is first mailed to the Company's shareholders or, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Company Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary specifically for inclusion or incorporation by reference therein.

                  (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "COMPANY FILED SEC DOCUMENTS") or in Section 4.1(g) of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, since September 30, 1999, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) as of the date of this Agreement, any event, occurrence or development which has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its subsidiaries to any current or former director, officer or employee of the Company or any of its subsidiaries of any increase in compensation or benefits (including the acceleration in the exercisability of options to purchase, or in the vesting of, Company Common Stock (or other property)), except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of September 30, 1999, (B) any granting by the Company or any of its subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the exercisability of options to purchase, or in the vesting of, Company Common Stock (or other property)), except as was required under employment, severance or termination agreements or plans in effect as of September 30, 1999, or (C) any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance or termination agreement with any such current or former director, officer or employee, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Company Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company or any of its subsidiaries, (vii) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries, (viii) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $1,000,000 in the aggregate, (ix) any creation or assumption by the Company or any of its subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $500,000 for any one transaction or $1,000,000 in the aggregate,
(x) any making of any loan, advance or capital contributions to or investment in any person other than (A) loans, advances or capital contributions to or investments in wholly-owned subsidiaries or entities that became wholly-owned subsidiaries made in the ordinary course of business consistent with past practice and (B) investments made in accordance with the Company's investment guidelines, a copy of which has been made available to Parent, and in the ordinary course of business consistent with past practice, (xi) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets or the merger or consolidation with any person) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement, but in the case of transactions or commitments outside of the ordinary course of business in no event representing commitments on behalf of the Company or any of its subsidiaries of more than $500,000 for any transaction and $1,000,000 for any series of transactions, (xii) except as set forth in Section 4.1(g) of the Company Disclosure Schedule, as of the date hereof, any change in policy or practice for licensing Company software to third parties, through discounts or similar practices, lengthening the term of licenses or changing the basis of pricing, (xiii) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at September 30, 1999, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees or (xiv) any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in clauses (i) through (xiii) above.

                  (h) LITIGATION. Except as disclosed in the Company Filed SEC Documents or in Section 4.1(h) of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Section 3.1(h) of the Company Disclosure Schedule sets forth, with respect to any pending suit, action or proceeding to which the Company or any its subsidiaries is a party and which involves claims which if adversely determined would exceed $2,000,000, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed.

                  (i) ABSENCE OF CHANGES IN STOCK AND BENEFIT PLANS. Except as disclosed in Section 4.1(g) and (i) of the Company Disclosure Schedule or as expressly permitted by this Agreement, since September 30, 1999, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Company Options or restricted stock, stock bonus or other awards under the Stock Plans (including any discretionary acceleration of the exercise periods or vesting by the Company's Board of Directors or any committee thereof or any other persons administering a Stock Plan) or authorization of cash payments in exchange for any Company Options, restricted stock, stock bonus or other awards granted under any of such Stock Plans or (ii) any adoption or amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, workers' compensation, supplementary unemployment benefits or other plan, arrangement or understanding

(whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary thereof entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries (collectively, "BENEFIT PLANS").

                  (j) PARTICIPATION AND COVERAGE IN BENEFIT PLAN. Except with respect to changes required by law, there has been no adoption of, amendment to, written interpretation or announcement (whether or not written) by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended on September 30, 1999.

                  (k) ERISA COMPLIANCE. (i) Section 4.1(k) of the Company Disclosure Schedule contains a list of all "EMPLOYEE PENSION BENEFIT PLANS" (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "EMPLOYEE WELFARE BENEFIT PLANS" (defined in Section 3(l) of ERISA) and all other material Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries or ERISA affiliates (defined below) for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or ERISA affiliates or under which the Company or any of its subsidiaries or ERISA affiliates has any material liability. The Company has delivered or made available to Parent complete and correct copies of (A) each material Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and all amendments thereto and written interpretations thereof, (B) the most recent summary plan description for each material Benefit Plan for which such summary plan description is required and (C) each trust agreement and group annuity or insurance contract relating to any Benefit Plan. For purposes of this Agreement, "ERISA AFFILIATE" of the Company means any person which, together with the Company or any of its subsidiaries, would be treated as a single employer under Section 414 of the Code. The only Benefit Plans which individually or collectively would constitute an "EMPLOYEE PENSION BENEFIT PLAN" defined in Section 3(2) of ERISA (the "PENSION PLANS") are identified as such in Section 4.1(k) of the Company Disclosure Schedule.

                  (ii) Each Benefit Plan has been maintained and administered in compliance with its terms in all material respects and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability. Any Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred that could reasonably be expected to cause the loss of such qualified status.

                  (iii) No Benefit Plan is covered by Title IV of ERISA and no contributions to any Benefit Plan are required under Section 412 of the Code. Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur any liability under Title IV of ERISA or Section 4975 of the Code or any material liability or penalty under Section 4980B of the Code or
Section 502(i) of ERISA.

                  (iv) To the knowledge of the Company, there are no pending or anticipated material claims against or otherwise involving any of the Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) has been brought against or with respect to any Benefit Plan.

                  (v) All material contributions, reserves or premium payments, required to be made as of the date hereof to or with respect to the Benefit Plans have been made or provided for.

                  (vi) Except as required by law, neither the Company nor any of its subsidiaries has any obligations for post-retirement or post-termination health and life benefits under any Benefit Plan.

                  (l) TAXES. As used in this Agreement, "TAX" or "TAXES" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as set forth in Section 4.1(l) of the Company Disclosure Schedule:

                  (i) The Company and each of its subsidiaries have timely filed all tax returns, statements, reports and forms required to be filed with any tax authority (collectively, the "TAX RETURNS") and in accordance with all applicable laws. All such tax returns are correct and complete in all respects. All taxes shown as due and payable on the Tax Returns have been paid and all other taxes of the Company or any of its subsidiaries have been adequately reserved for in the financial statements included in the Company Filed SEC Documents. There are no Liens on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax.

                  (ii) The Company and each of its subsidiaries has withheld and timely paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) No dispute or claim concerning any tax liability of the Company or any of its subsidiaries has been proposed or claimed in writing or, to the knowledge of the Company, threatened by any authority. The Company has provided Parent with correct and complete copies of its Federal income tax returns for taxable years ending September 30, 1994 through September 30, 1998, and examination reports, and statements of deficiencies with respect to Federal income taxes, if any, assessed against or agreed to by the Company and any of its subsidiaries with respect to Federal income taxes for taxable years ending September 30, 1994 through September 30, 1998.

                  (iv) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

                  (v) Neither the Company nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its subsidiaries is a party to any tax allocation or sharing agreement. Neither the Company nor any of its subsidiaries has any liability for the taxes of any person (other than the Company and any of its subsidiaries that is currently a member of the Company's affiliated group filing a consolidated federal income tax return) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vi) As of the date of the most recent financial statements included in the Company Filed SEC Documents, the unpaid taxes of the Company and its subsidiaries did not exceed the liability for taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of such financial statements.

                  (vii) Neither the Company nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method nor does the Company or any of its subsidiaries have any knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing, any such change in accounting method.

                  (viii) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, or arrangement that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Company Common Stock) that would not be deductible pursuant to the terms of Section 162(m), 280G or, to the knowledge of the Company, 162(a)(i) of the Code.

                  (ix) Neither the Company nor any of its subsidiaries has constituted either a "DISTRIBUTING CORPORATION" or a "CONTROLLED CORPORATION" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "PLAN" or "SERIES OF RELATED TRANSACTIONS" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer or the Merger, or both.

                  (m) VOTING REQUIREMENTS. In the event that Section 253 of the Delaware Law is inapplicable and unavailable to effectuate the Merger, the Company Shareholder Vote is the only vote of the holders of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                  (n) STATE TAKEOVER STATUTES; RIGHTS AGREEMENT. (i) The Board of Directors of the Company has approved this Agreement and the Tender Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreement, and such approval constitutes approval of this Agreement and the Tender Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreement by the Board of Directors of the Company under the provisions of Section 203 of Delaware Law and represents all the action necessary to ensure that such Section 203 does not apply to Parent in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreement. To the knowledge of the Company, no other "FAIR PRICE", "MORATORIUM", "CONTROL SHARE ACQUISITION", or other anti-takeover statute or similar statute or regulation, applies or purports to apply this Agreement or the Tender Agreement, or the Offer, the Merger or the other transactions contemplated by this Agreement and the Tender Agreement.

                  (ii) The Company has amended, or will amend within two business days of the date of this Agreement, the Rights Agreement to provide that neither Parent nor any of its affiliates will become an Acquiring Person (defined in the Rights Agreement), that no Distribution Date or Shares Acquisition Date (each defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the execution, delivery or performance of this Agreement or the Tender Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the Tender Agreement.

                  (o) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Goldman Sachs and Broadview International L.L.C., the fees and expenses of which will be paid by the Company (and a copy of whose engagement letter and a calculation of the fees that would be due thereunder has been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Tender Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. No such engagement letter obligates the Company to continue to use the services or pay fees or expenses in connection with any future transaction.

                  (p) PERMITS; COMPLIANCE WITH LAWS; ENVIRONMENTAL MATTERS. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("PERMITS") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have been, and are, in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, and neither the Company nor any of its subsidiaries has received any notice from any Governmental Entity or any other person that either the Company or any of its subsidiaries is in violation of, or has violated, any applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders, except such failures to comply or violations as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                  (ii) Neither the Company nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substance (defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect,
(ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of the Company's or any of its subsidiaries' properties other than that which could not reasonably be expected to have or result in a Company Material Adverse Effect, or (iii) received any written notice (A) of any violation of any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances (collectively, "ENVIRONMENTAL LAWS") that has not been resolved or settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation,
(C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, (D) alleging non-compliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment of a material amount for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any material defined as toxic or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law.

                  (q) CONTRACTS; DEBT INSTRUMENTS. (i) Except as otherwise disclosed in Section 4.1(q)(i)(A)-(E) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to:

                  (A) any union contract, or any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement providing for future payments, written or oral, with any current or former officer or director which (1) exceeds $200,000 per annum or (2) requires aggregate annual payments or total payments over the life of such agreement, contract or arrangement to such current or former officer, consultant, director or employee in excess of $200,000 or $500,000, respectively, and is not terminable by it or its subsidiary on 30 days' notice or less without penalty or obligation to make payments related to such termination;

                  (B) any joint venture contract or similar arrangement or any other agreement not in the ordinary course of business which has involved or is expected to involve a sharing of revenues of $1,000,000 per annum or more with other persons;

                  (C) any lease for real or personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $1,000,000;

                  (D) to the knowledge of the Company, any material agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment involving revenues to the Company in excess of $2,000,000 which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated by reason of the execution of this Agreement or the Tender Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the Tender Agreement; or

                  (E) any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that provides for an express non-competition covenant with any person or in any geographic area and which limits in any material respect the ability of the Company to compete in its current business lines.

                  (ii) All contracts, policies, agreements, leases, licenses, Permits, documents, instruments, arrangements and other commitments listed in
Section 4.1(q)(i)(A)-(E) and Section 4.1(q)(iv) of the Company Disclosure Schedule or otherwise disclosed in the Company Filed SEC Documents are valid and binding agreements of the Company or a subsidiary of the Company and are in full force and effect, and neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such contract, plan, arrangement, agreement, lease, license, Permit, instrument or other commitment.

                  (iii) Neither the Company nor any subsidiary of the Company is in default in any material respect under the terms of any exclusive license or distribution agreement or arrangement that, by its terms, provides for payments to the Company or any of its subsidiaries of $1,000,000 or more per annum, or any other material license or distribution agreement or arrangement. To the knowledge of the Company, none of the parties to any of the contracts identified in Section 4.1(q)(i)(A)-(E) of the Company Disclosure Schedule or otherwise disclosed in the Company Filed SEC Documents has terminated, or materially reduced the amount of its business with the Company or any of its subsidiaries in the future.

                  (iv) Set forth in Section 4.1(q)(iv) of the Company Disclosure
Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $5,000,000 is outstanding or may be incurred and (B) the respective principal amounts currently outstanding thereunder. For purposes of this Section 4.1(q)(iv), "INDEBTEDNESS" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person,
(E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

                  (r) TITLE TO PROPERTIES. (i) Each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect.

                  (ii) Each of the Company and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                  (s) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Goldman Sachs dated the date hereof, a copy of which has been or promptly will be provided to Parent, to the effect that, as of such date, the consideration to be received by the Company's stockholders pursuant to this Agreement is fair to the Company's stockholders from a financial point of view.

                  (t) INTERESTS OF OFFICERS AND DIRECTORS. Except as described in the Company Filed SEC Documents and except for agreements or transactions between or among the Company and its subsidiaries on the one hand and Sterling Commerce, Inc. and its subsidiaries on the other hand and except as set forth in
Section 4.1(t) of the Company Disclosure Schedule, none of the Company's officers or directors has any material direct or indirect interest in any material property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks, trade names, trade secrets or know-how, used in or pertaining to the business of the Company or that of its subsidiaries, or any supplier, distributor or customer of the Company or any of its subsidiaries, except for the normal rights of a stockholder and rights under existing employee benefit plans.

                  (u) SOFTWARE. (i) "OWNED SOFTWARE" shall mean all computer programs (source code or object code) owned by the Company or any subsidiary of the Company, including without limitation any computer programs in the development or testing phase. "LICENSED SOFTWARE" shall mean all computer programs (source code or object code) licensed to the Company or any subsidiary of the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) (the Licensed Software and the Owned Software, the "SOFTWARE").

                  (ii) Except as specified in Section 4.1(u)(ii) of the Company Disclosure Schedule, Company, directly or through its subsidiaries, has good, marketable and exclusive title to, and the valid power and right to sell, license, lease, transfer, use or otherwise exploit, all of the Owned Software and all copyrights thereof, free and clear of all Liens. The Company, directly or through its subsidiaries, is in actual possession of or has necessary control over (A) the source code and object code for each computer program included in the Owned Software and (B) the object code and, to the extent required for the use of the Software as currently used in the Company's business or as offered to the Company's customers or potential customers, the source code, for each computer program included in the Licensed Software. The Company, directly or through its subsidiaries, is in possession of or has necessary control over all documentation (including without limitation all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use of the Software as currently used in the Company's business or as offered to the Company's customers or potential customers. The Software constitutes all of the computer programs necessary to conduct the Company's business as now conducted. Except as specified in Section 4.1(u)(ii) of the Company Disclosure Schedule or pursuant to agreements entered into in the ordinary course of business or made available to Merger Subsidiary or its representatives, no person other than the Company and its subsidiaries has any material right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

                  (iii) Since the Company and its subsidiaries have owned the Owned Software, the Company and its subsidiaries have disclosed source code to the Owned Software only pursuant to confidentiality terms that reasonably protect the Company's rights in such Owned Software. Except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no person (other than Company and its subsidiaries) is in possession of any source code for any computer program included in the Owned Software.

                  (iv) There are no material defects in (a) any Licensed Software included in the Owned Software, or (b) in the Owned Software, in each case of the currently Company supported versions thereof, that would substantially adversely affect the functioning thereof in accordance with any published specifications therefor or which would cause the foregoing Software to fail to be Year 2000 compliant. For the purposes of this Section, "YEAR 2000 COMPLIANT" shall mean: (A) the capability to correctly recognize and accurately process dates expressed as a four-digit number (or the binary equivalent or other machine readable iteration thereof) (collectively, the "FOUR-DIGIT DATES"); (B) the capability to accurately execute calculations using Four-Digit Dates; (C) the functionality (both on-line and batch), including entry, inquiry, maintenance and update, to support processing involving Four-Digit Dates; (D) the capability to generate interfaces and reports that support processing involving Four-Digit Dates; (E) the capability to generate and successfully transition, without human intervention, into the year 2000 using the correct system date and to thereafter continue processing with Four-Digit Dates; and (F) the capability to provide correct results in forward and backward data calculations spanning century boundaries, including the conversion of pre-2000 dates currently stored as two-digit dates; provided, however, that no representation or warranty is made as to the effect that defects in computer programs, hardware or systems provided by third parties (or the inability of such programs, hardware or systems, other than those contemplated by the documentation for the Software to be used in conjunction with the Software, to properly exchange date data with the Software) may, when used in conjunction with the Software, have on the foregoing capabilities. Other than in the ordinary course of business, the Company has made no representation, warranties or disclosures of any sort regarding the Company's, any subsidiary's, or any of the Software's Year 2000 Compliance. The Company and its subsidiaries have not received notices from its material providers of products and services of non Year 2000 Compliance.

                  (v) Except as set forth in Section 4.1(u) of the Company Disclosure Schedule, none of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company, any subsidiary of the Company or any of their respective successors or assigns of any version or release of any computer program included in the Software obligates or will obligate the Company, any subsidiary of the Company or any of their respective successors or assigns to pay any royalty, fee or other compensation to any other person other than in amounts that are not material in the aggregate.

                  (vi) Except as specified in Section 4.1(u)(vi) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries markets and none of them is obligated to the licensor of the Licensed Software to support (other than Level One), any Licensed Software.

                  (vii) Except as specified in Section 4.1(u)(vii) of the Company Disclosure Schedule, no material agreement, license or other arrangement pertaining to any of the Software (including without limitation any development, distribution, marketing, user or maintenance agreement, license or arrangement) to which the Company or any subsidiary of the Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Section 4.1(u)(vii) of the Company Disclosure Schedule sets forth the general licensing policies of the Company and its subsidiaries by category of Software.

                  (v) INTELLECTUAL PROPERTY. (i) For purposes of this Section 4.1(v), "INTELLECTUAL PROPERTY" shall mean all patents, trademarks, trade names, service marks, and domain names and registered copyrights and material non-registered copyrights used by the Company or any subsidiary of the Company in connection with the conduct of the Company's business, and all registrations of or applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals or divisions thereof, together with all trade dress, trade secrets, processes, formulae, designs, know-how and other intellectual property rights that are so used. Parent has heretofore been furnished with a true and correct summary of each U.S. and foreign registration or application for U.S. and foreign registration of patents, trademarks and tradenames which is registered with, or in respect of which any application for registration has been filed with, any Governmental entity, dated January 31, 2000, entitled Client Status Report and Status of Patent Applications Authorized by Sterling Software, Inc. dated January 31, 2000. All such registrations and applications are valid and subsisting, in full force and effect, and have not been cancelled, expired or abandoned (except as otherwise noted in such reports). The Company is listed in the records of the appropriate Governmental Entity or foreign government equivalent entity as the sole owner of record for each such application and registration.

                  (ii) The Intellectual Property includes all of the intellectual property rights owned or licensed by the Company and its subsidiaries that are reasonably necessary to conduct the Company's business as it is now conducted, and includes all of the intellectual property rights owned by or licensed to the Company and its subsidiaries that are used in the development, marketing, licensing or support of the Software. Except as specified in Section 4.1(v)(ii) of the Company Disclosure Schedule, (A) the Company, directly or through its subsidiaries, has good, marketable and exclusive title to, and the valid power and right to use, the Intellectual Property owned by the Company or its subsidiaries free and clear of all Liens and (B) no person or entity other than the Company and its subsidiaries has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof other than pursuant to agreements entered into in the ordinary course of business.

                  (iii) The Company and its subsidiaries take reasonable measures to protect the confidentiality of its material trade secrets, know-how or other confidential information, including by generally requiring employees, independent contractors and licensees having access thereto to execute written non-disclosure agreements that adequately protect the Company's and its subsidiaries' proprietary interests in and to such trade secrets, know-how and other confidential information.

                  (w) NO INFRINGEMENT. (i) Except as specified in Section 4.1(w)(i) of the Company Disclosure Schedule, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company, any subsidiary of the Company of any Software or Intellectual Property, as such Software or Intellectual Property, as the case may be, is or was, or is currently contemplated to be, sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (i) infringe on any patent, trademark, copyright or other right of any person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (iii) entitle any other person to any interest therein, or right to compensation from the Company, any subsidiary of the Company or any of their respective successors or assigns, by reason thereof (it being understood and agreed that, insofar as the foregoing representation and warranty relates to Software and Intellectual Property that is licensed to the Company or any subsidiary of the Company by any third party, or as it relates to patents and trademarks, such representation and warranty is made only to the Company's knowledge). Except as specified in Section 4.1(w)(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any lawsuit, claim, demand, proceeding or investigation. Except as specified in Section 4.1(w)(i) of the Company Disclosure Schedule, there are no material restrictions on the ability of the Company, any subsidiary of the Company or any of their respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Software or Intellectual Property.

                  (ii) Except as specified in Schedule 4.1(w)(ii) of the Company Disclosure Schedule, the Company and its subsidiaries are not aware of any material infringement, misappropriation or other violation of any Software or Intellectual Property, and no lawsuit, claim, demand, proceeding or investigation brought by the Company or any of its subsidiaries with respect to Owned Software is pending against any third party.

                  (x) CHANGE OF CONTROL. Except as described in Section 4.1(x) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Tender Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Stock Plan, Benefit Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Stock Plan, Benefit Plan, agreement or otherwise or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

                  SECTION 4.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY. Parent and Merger Subsidiary jointly and severally represent and warrant to the Company as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and its subsidiaries taken as a whole (a "PARENT MATERIAL ADVERSE EFFECT"). Parent has provided the Company with complete and correct copies of its and Merger Subsidiary's certificate of incorporation and by-laws.

                  (b) CAPITAL STRUCTURE. As of the date of this Agreement, the authorized capital stock of Parent consists of 1,100,000,000 shares of Parent Common Stock and 500,000 shares of preferred stock, par value $.10 per share ("PARENT PREFERRED STOCK"). At the close of business on February 7, 2000, (i) 541,972,678 shares of Parent Common Stock were issued and outstanding including associated Preferred Share Purchase Rights issued pursuant to the Rights Agreement, dated June 18, 1991 and amended as of May 17, 1995, between the Company and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), as Rights Agent, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 89,008,601 shares of Parent Common Stock were held by Parent in its treasury, and (iv) approximately 87,179,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's various stock option and stock purchase plans described in, or incorporated by reference in, the Parent SEC Documents (defined below in Section 4.2(d)). Except as set forth above, at the close of business on February 7, 2000 and except for the Parent Preferred Stock issuable upon exercise of the Preferred Share Purchase Rights described above, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are outstanding no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. As of the date of this Agreement, the authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

                  (c) AUTHORITY; NONCONTRAVENTION. Parent and Merger Subsidiary have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Subsidiary or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No Consent is required by or with respect to Parent or Merger Subsidiary in connection with the execution and delivery by Parent and Merger Subsidiary of this Agreement or the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of
(A) the Form S-4, (B) the Offer Documents, and (C) such reports under the Exchange Act as may be required in connection with this Agreement, the Tender Agreement and the transactions contemplated hereby and thereby, (iii) such filings as may be required under state securities or "blue sky" laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued upon consummation of the Offer and in the Merger to be listed on the NYSE, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair the

Parent's or Merger Subsidiary's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (d) SEC DOCUMENTS; FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. Parent has filed all required reports, forms and other documents with the SEC since April 1, 1996 (the "PARENT SEC DOCUMENTS"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in amount).

                  (e) INFORMATION SUPPLIED. Neither the Offer Documents or the Form S-4 or the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Form S-4 and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "PARENT FILED SEC DOCUMENTS"), from September 30, 1999 to the date of this Agreement, there has not been any event, occurrence or development of a state of circumstances that has had or could reasonably be expected to have a Parent Material Adverse Effect.

                  (g) LITIGATION. Except as disclosed in the Parent Filed SEC Documents, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a Parent Material Adverse Effect, (ii) impair the ability of Parent to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any such effect.

                  (h) COMPLIANCE WITH APPLICABLE LAWS. As of the date of this Agreement, each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or default, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, Parent and its subsidiaries have been, and are, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for such failures to comply or violations as, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

                  (i) BROKERS. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Tender Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

                  (j) NO PRIOR ACTIVITIES; ASSETS OF MERGER SUBSIDIARY. Merger Subsidiary was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and activities, agreements or arrangements in connection with the transactions contemplated hereby, Merger Subsidiary has not and will not have (i) incurred, directly or indirectly through any of its subsidiaries or affiliates, any obligations or liabilities, (ii) engaged in any business or activities of any type or kind whatsoever or (iii) entered into any agreements or arrangements with any person.

                  (k) OPINION OF FINANCIAL ADVISOR. Parent has received the opinion of Morgan Stanley dated the date hereof, a copy of which has been or promptly will be provided to the Company, to the effect that, as of such date, the Exchange Ratio is fair to Parent from a financial point of view.

                  (l) SHARE OWNERSHIP. As of the date of this Agreement, none of Parent, Merger Subsidiary nor any of their direct or indirect subsidiaries owns any shares of Common Stock of the Company.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

                  SECTION 5.1. CONDUCT OF BUSINESS. Except as expressly provided in this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior written consent of Parent, during the period from the date of this Agreement to the Appointment Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as expressly provided in this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, without limiting the generality of the foregoing, during the period from the execution and delivery of this Agreement to the Appointment Time, the Company shall not, and shall not permit any of its subsidiaries to:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries (other than internal restructuring of wholly owned subsidiaries consistent with past practice) or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock (1) upon the exercise of Company Options outstanding on the date of this Agreement, (2) pursuant to the ESPP in accordance with its present terms and not in violation of this Agreement, or (3) pursuant to the Rights Agreement);

                  (c) amend the Company's or any Significant Subsidiary's certificate of incorporation, by-laws or other comparable charter or organizational documents;

                  (d) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (e) (i) mortgage or otherwise encumber or subject to any Lien or, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, sell, lease, transfer or otherwise dispose of any of the Company Intellectual Property

Rights or any other material properties or assets or (ii) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of the Company Intellectual Property Rights;

                  (f) make or agree to make any new capital expenditures which in the aggregate are in excess of $500,000;

                  (g) make any material tax election (unless required by law) or settle or compromise any material income tax liability;

                  (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, of (i) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents, (ii) liabilities incurred in the ordinary course of business consistent with past practice, or (iii) other liabilities or obligations not to exceed in the aggregate $2,500,000 or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

                  (i) commence a lawsuit other than (i) for the routine collection of amounts owed or (ii) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to filing such suit;

                  (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "KEEP WELL" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly owned subsidiaries or between such subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

                  (k) (i) enter into or amend any employment agreement with any executive or , other than in the ordinary course of business, any other employee, (ii) enter into any agreement pursuant to which the Company or any of its subsidiaries will provide services for a term of more than 30 days at a fixed or capped price or otherwise pursuant to terms that are not consistent with agreements entered into by the Company or any of its subsidiaries in the ordinary course of business, (iii) enter into any customer sale or license agreement on terms outside the ordinary course of business as disclosed in
Section 5.1(k)(iii) of the Company Disclosure Schedule, (iv) pay commissions to sales employees except on the basis of executed customer contracts with respect to products actually delivered to customers, (v) other than customer licenses and sales contracts, enter into any contract or series of related contracts in excess of $500,000, (vi) enter into or amend any agreement or arrangement for obtaining professional services or advice involving payments of more than $200,000 to any one service provider (provided that this clause (vi) does not apply to legal services or advice obtained in connection with the transactions contemplated by this Agreement), (vii) enter into any product swap transactions that would be in violation of generally accepted accounting principles, (viii) make any determination as to amounts payable under any plan, arrangement, or agreement, providing for discretionary incentive compensation or bonus to any officer, director, employee or independent contractor of the Company or any of its subsidiaries, or (ix) enter into or adopt, or amend any agreement, arrangement, or Benefit Plan so as to increase the liability (whether or not contingent) of the Company or Parent or any of their subsidiaries in respect of compensation or benefits except as may be required by applicable law; or

                  (l) authorize any of, or commit or agree to take any of, the foregoing actions.

                  SECTION 5.2. STATE TAKEOVER STATUTES. The Company and its Board of Directors shall (i) take all reasonable actions necessary to ensure that no "FAIR PRICE", "CONTROL SHARE ACQUISITION", "MORATORIUM" or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement or the Tender Agreement, or the Offer, the Merger or any of the other transactions contemplated hereby or thereby and (ii) if any "FAIR PRICE", "CONTROL SHARE ACQUISITION", "MORATORIUM" or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement or the Tender Agreement, or the Offer, the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby and thereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby and thereby.

                  SECTION 5.3. ACCESS TO INFORMATION. Subject to applicable law, the Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, full access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel (including for the purpose of interviewing such personnel in connection with the integration process) and records and their accounts' work papers and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent
(i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) a copy of each material tax return, report and information statement filed by it during such period, and (iii) all other information concerning its business, assets, properties and personnel as Parent may reasonably request; provided that no investigation pursuant to this Section 5.3 shall affect any representation or warranty given by the Company to Parent hereunder.

                  SECTION 5.4. AFFILIATES. Within 10 days after the date of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are to the Company's knowledge "AFFILIATES" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent at least five business days prior to the initial expiration of the Offer, a written agreement covering Rule 145 matters in customary form and reasonably acceptable to Parent and the Company (an "AFFILIATES AGREEMENT") from each such person.

                  SECTION 5.5. NO SOLICITATION BY THE COMPANY. (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its and its subsidiaries' respective officers, directors, advisors, representatives and other agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its subsidiaries or afford access to the properties, books or records of the Company or its subsidiaries to, any person (including any "PERSON" as defined in Section 13(d)(3) of the Exchange Act) that has made an Acquisition Proposal or with or to any Person in contemplation of an Acquisition Proposal or (iii) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; provided, however, that if and only if (A) a person has submitted an unsolicited written Acquisition Proposal (under circumstances in which the Company has complied with its obligations under this Section 5.5(a)) to the Company's Board of Directors, (B) the Company's Board of Directors believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisor, that such Acquisition Proposal is a Superior Proposal and (C) the Company's Board of Directors determines in good faith, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel, that engaging in such negotiations or discussions or providing such information is required to satisfy the fiduciary duties of the Board of Directors of the Company under Delaware Law, then the Company may furnish information to such person with respect to the Company and its subsidiaries (so long as the Company has entered into a customary confidentiality agreement with such party) and participate in negotiations and discussions with such person regarding such Acquisition Proposal; provided further that, after the third business day following Parent's receipt of written notice advising Parent that the Company's Board of Directors is prepared to accept such Superior Proposal, which notice specifies the material terms and conditions of such Superior Proposal and identifies the person making such Superior Proposal, the Board of Directors of the Company may, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of this Section 5.5(a), terminate this Agreement, if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under Delaware Law, and, concurrently with such termination, causes the Company to pay the fee payable pursuant to Section 9.5(a) hereof by reason thereof. Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law or, in the case of the Company's Board of Directors, making any other disclosure to the Company's stockholders that the Company's Board of Directors determines in good faith is required to be made to satisfy the fiduciary duties of the

Company's Board of Directors under Delaware Law. The Company shall immediately cease and cause to be terminated and shall cause its affiliates and subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

                  (b) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any inquiry, proposal or offer from any person (other than Parent, Merger Subsidiary or any of their affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Significant Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Significant Subsidiary representing 15% or more (by voting power) of the outstanding capital stock of the Company or such Significant Subsidiary or any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Significant Subsidiary representing 15% or more (by voting power) of the outstanding capital stock of the Company or such Significant Subsidiary, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of the Company or any Significant Subsidiary outside the ordinary course of business or inconsistent with past practice and the term "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal which is on terms that the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of a financial advisor of nationally recognized reputation) provides for consideration which would exceed the value of the consideration provided for in the Offer and the Merger, after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals.

                  (c) In addition to the other obligations of the Company set forth in this Section 5.5, the Company shall promptly advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which is reasonably likely to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. The Company shall inform Parent on a prompt basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal.

                  SECTION 5.6. LITIGATION. The Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Tender Agreement.

                  SECTION 5.7. RIGHTS AGREEMENT. Except as expressly required by this Agreement, the Company shall not, without the prior consent of Parent, amend the Rights

Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal.

                                   ARTICLE VI

                    COVENANTS OF PARENT AND MERGER SUBSIDIARY

                  SECTION 6.1. LISTING. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued upon the consummation of the Offer and in the Merger and to be issuable upon exercise of Parent Options and Parent Management Options to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Appointment Time.

                  SECTION 6.2. INDEMNIFICATION. (a) For six years after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company's certificate of incorporation, by-laws and indemnity agreements in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Parent will cause to be maintained for a period of not less than two years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, on terms and conditions substantially similar to the existing D&O Insurance. If the existing D&O Insurance cannot be maintained, expires or is terminated or canceled during such two-year period, Parent will use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the amount per annum the Company paid in its last full fiscal year, on terms and conditions substantially similar to the existing D&O Insurance. It is understood that, unless made by a court, any determination as to whether a person seeking indemnification pursuant to this Section 6.2 has met any applicable legal standard for indemnification shall be made by a committee consisting of at least two of Parent's independent directors.

                  (b) In the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.2, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 6.2; provided that, in the case of any such assignment by Parent or the Surviving Corporation, Parent and the Surviving Corporation shall remain liable for all of their respective obligations under this Agreement.

                  SECTION 6.3. OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement (including ensuring that Merger Subsidiary will at the appropriate times have sufficient shares of Parent Common Stock and funds to consummate the Offer and the Merger in accordance with the terms hereof) and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

                  SECTION 6.4. VOTING OF SHARES. Parent and Merger Subsidiary agree to make a quorum and vote all Shares acquired in the Offer or otherwise beneficially owned by them in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders Meeting.

                  SECTION 6.5. EMPLOYEES. (a) Parent agrees to honor in accordance with their terms all Benefit Plans and all employment and severance agreements in each case listed in Section 6.5 of the Company Disclosure Schedule (or filed as exhibits to the Company Filed SEC Documents), and all accrued benefits vested thereunder; it being understood and agreed that nothing in this
Section 6.5(a) shall prevent Parent from terminating any Benefit Plan or other agreement in accordance with its terms.

                  (b) Parent agrees to provide employees of the Company and its subsidiaries retained by Parent with employee benefits in the aggregate no less favorable than those benefits provided to Parent's similarly situated employees; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or its subsidiaries.

                  (c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its subsidiaries immediately prior to the Closing (a "COMPANY EMPLOYEE") (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent benefit plan to waive any preexisting condition which was waived under the terms of any Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation and sabbatical time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Company and its subsidiaries to provide such vacation and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  SECTION 7.1. SHAREHOLDER APPROVAL; PREPARATION OF S-4 AND PROXY STATEMENT/PROSPECTUS. (a) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of Delaware Law, following the acceptance for exchange of Shares pursuant to the Offer, Parent and the Company shall, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and the Company shall file with the SEC the Company Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Form S-4 (the "POST-EFFECTIVE AMENDMENT") for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Company Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Offer and the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or the Company Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

                  (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to the Company's right, pursuant to Section 1.2(b) hereof, to withdraw or modify the Recommendations, the Board of Directors of the Company shall include in the Post-Effective Amendment and the Company Proxy Statement a copy of the Recommendations as such Recommendations pertain to the Merger and this Agreement. Notwithstanding the foregoing, if approval of the Company's stockholders is required by applicable law in order to consummate the Merger, the Board of Directors of the Company shall submit this Agreement and the Merger for approval to the Company's stockholders whether or not the Board of Directors of the Company determines in accordance with Section 1.2(b) after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement and the Merger in compliance with this Section 1.2(b), the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of this Agreement and the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to effect the Merger.

                  (c) Notwithstanding the foregoing clauses (a) and (b) above, in the event that Merger Subsidiary shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of Delaware Law.

                  SECTION 7.2. HSR ACT FILINGS; REASONABLE EFFORTS; NOTIFICATION. (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act and any other Antitrust Laws with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, the Offer, the Merger or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Offer, the Merger or such other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Offer, the Merger or such other transactions.

Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

                  (b) Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Offer, the Merger or any other transactions provided for in this Agreement or the Tender Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transactions provided for in this Agreement or the Tender Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "ORDER"), that is in effect and that prohibits, prevents, or restricts consummation of the Offer, the Merger or any such other transactions. Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Offer, the Merger and such other transactions as promptly as possible after the execution of this Agreement.

                  (c) Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by this Agreement and the Tender Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Form S-4, the Offer Documents, the
Schedule 14D-9 and, if necessary, the Merger S-4 and the Company Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Tender Agreement.

                  (d) Notwithstanding anything to the contrary in Section 7.2(a), (b) or (c), (i) neither Parent nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets,
(ii) neither Parent nor any of its subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of Parent and its subsidiaries taken as a whole or of Parent combined with the Surviving Corporation after the Effective Time, (iii) neither the Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect, (iv) no party shall be required to agree to the imposition of or to comply with, any condition, obligation or restriction on Parent or any of its subsidiaries or on the Surviving Corporation or any of its subsidiaries of the type referred to in subclause (a) or (b) of clause (5) of Annex I or Section 8.1(c) and (v) neither Parent nor Merger Subsidiary shall be required to waive any of the conditions to the Offer set forth in Annex I or any of the conditions of to the Merger set forth in Article VIII.

                  (e) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (f) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

                           (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or the Tender Agreement;

                           (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or the Tender Agreement; and

                           (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 4.1 or
         4.2 or which relate to the consummation of the transactions contemplated by this Agreement or the Tender Agreement.

                  SECTION 7.3. PUBLIC ANNOUNCEMENTS. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

                  SECTION 7.4. CONFIDENTIALITY. Each of Parent and the Company will hold, and will cause its Representatives (defined in the Confidentiality Agreements, each dated February 8, 2000 (the "CONFIDENTIALITY AGREEMENTS"), each between Parent and the Company) to hold, any Evaluation Material (defined in the Confidentiality Agreements) in confidence in accordance with the terms of the relevant Confidentiality Agreement.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

                  SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

                  (a) SHAREHOLDER APPROVAL. If required by Delaware Law, this Agreement and the Merger shall have been approved and adopted by the Company Shareholder Vote.

                  (b) PURCHASE OF SHARES IN THE OFFER. Merger Subsidiary shall have accepted for exchange and exchanged all of the Shares tendered pursuant to the Offer unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party asserting such condition.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing or prohibiting consummation of the Merger.

                  (d) FORM S-4. The Form S-4 or the Post-Effective Amendment, as the case may be, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, if any.

                                   ARTICLE IX

              TERMINATION, AMENDMENT AND WAIVER, FEES AND EXPENSES

                  SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company or Merger
Subsidiary:

                  (a)      by mutual written consent of Parent and the Company;

                  (b)      by either Parent or the Company:

                                    (i) if the Offer shall have expired or been
                  terminated in accordance with the terms of this Agreement without Parent or Merger Subsidiary having accepted for exchange any Shares pursuant to the Offer (provided that Parent and Merger Subsidiary shall not be permitted to terminate this Agreement if the Offer is terminated or expires without Shares being accepted for exchange in violation of this Agreement);

                                    (ii) if the Offer shall not have been
                  consummated on or before September 30, 2000, unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                                    (iii) if the Merger shall not have been
                  consummated as a result of any condition thereto in Article VIII being incapable of being satisfied; or

                                    (iv) if any statute, rule, regulation,
                  injunction or decree having the effects set forth in subclause
                  (a) or (b) of clause (5) of Annex A shall be in effect and shall have become final and nonappealable;

                  (c) by Parent, upon the occurrence of any Trigger Event described in clauses (i) through (iv) of Section 9.5(a); or

                  (d) by the Company, in accordance with Section 5.5(a); provided that, in order for the termination of this Agreement pursuant to this clause (d) to be deemed effective, the Company shall have complied with all provisions of Section 5.5.

                  SECTION 9.2. EFFECT OF TERMINATION. Except for any willful and material breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated by either the Company or Parent as provided in
Section 9.1, this Agreement shall become void and have no further effect, without any liability or obligation on the part of Parent, Merger Subsidiary or the Company, other than the provisions of Section 4.1(o), Section 4.2(i),
Section 7.4, this Section 9.2, Section 9.5 and Sections 10.5 and 10.6.

                  SECTION 9.3. AMENDMENT. Subject to Section 1.3(a), this Agreement may be amended by the parties at any time before or after any required approval of the transactions contemplated by this Agreement by the shareholders of the Company; provided, however, that, after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  SECTION 9.4. EXTENSION; WAIVER. Subject to Section 1.3(a), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or

(c) subject to the proviso of Section 9.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 9.5. FEES AND EXPENSES.

                  (a) The Company agrees to pay Parent a fee in immediately available funds equal to $175,000,000.00 promptly, but in no event later than one business day, after the termination of this Agreement (or such later date as may apply in the case of clause (i) below) as a result of the occurrence of any of the events set forth below (a "TRIGGER EVENT"):

                           (i) the Company shall have received an Acquisition Proposal, and at any time prior to, or within one year after (unless this Agreement is terminated pursuant to Section 9.1(a) or Section 9.1(b)(iv)), the termination of this Agreement, the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle (other than a confidentiality agreement permitted by Section 5.5) with respect to any Acquisition Proposal;

                           (ii) any person or group (defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its subsidiaries) shall have become the beneficial owner (defined in Rule 13d-3 promulgated under the Exchange Act) of at least 15% of the outstanding Company Common Stock or shall have acquired, directly or indirectly, at least 15% of the assets of the Company and its subsidiaries;

                           (iii) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in subclause (c) or (d) of clause (5) of Annex I, and (B) is incapable of being or has not been cured by the Company within 10 calendar days after giving written notice to the Company of such breach or failure to perform; or

                           (iv) (1) the Board of Directors of the Company (or any committee thereof) shall have withdrawn or materially modified or amended in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of the Offer, the Merger or this Agreement or its approval of the entry by Parent or Merger Subsidiary into the Tender Agreement, or shall have failed to make such favorable recommendation, or (2) the Board of Directors of the Company (or any committee thereof) shall have recommended to the shareholders of the Company any Acquisition Proposal or shall have resolved to, or publicly announced an intention to, do so.

                  (b) Except as set forth in this Section 9.5, all fees and expenses incurred in connection with the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided, that if the Offer is not consummated, expenses incurred in connection with the printing and mailing of the documents distributed or to be distributed to stockholders of the Company, all SEC and other regulatory filing fees with respect to the Form S-4 and the NYSE listing fee with respect to the listing of Parent Company Stock to be issued in the Offer and the Merger shall be shared equally by Parent and the Company; provided, further, that if this Agreement is terminated as a result of the occurrence of a Trigger Event, in addition to any amounts paid or payable by the Company to Parent pursuant to
Section 9.5(a), the Company shall assume and pay, or reimburse Parent for, all reasonably documented out-of-pocket fees payable and expenses incurred by Parent (including the fees and expenses of its counsel) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $10,000,000.00 (which amount shall include the fees and expenses allocated to or paid by the Company pursuant to the proviso of the immediately preceding sentence).

                                    ARTICLE X

                               GENERAL PROVISIONS

                  SECTION 10.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 10.2. NOTICES. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Subsidiary, to

                           Computer Associates International, Inc.
                           One Computer Associates Plaza
                           Islandia, New York  11788

                           Attention:  Sanjay Kumar
                           Fax:  516-342-3300
                           with a copy to (which shall not constitute notice):

                           Covington & Burling
                           1330 Avenue of the Americas
                           New York, New York  10019

                           Attention:  Scott F. Smith, Esq.
                           Fax:  212-841-1010

                  (b)      if to the Company, to

                           Sterling Software, Inc.
                           300 Crescent Court, Suite 1200
                           Dallas, Texas  75201

                           Attention:  Sterling Williams
                           Fax:  214-981-1205

                           with a copy to (which shall not constitute notice):

                           Sterling Software, Inc.
                           300 Crescent Court, Suite 1200
                           Dallas, Texas  75201

                           Attention:  Don J. McDermett, Jr.
                           Fax:  214-981-1265

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           4 Times Square
                           New York, New York  10036

                           Attention:   Blaine V. Fogg, Esq.
                                        Richard J. Grossman, Esq.
                           Fax:  212-735-2000

                  SECTION 10.3. INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION". References herein to the "KNOWLEDGE OF THE COMPANY" shall mean the knowledge of the executive officers of the Company after reasonable inquiry.

                  SECTION 10.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 10.5. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Articles I, II and III and Section 6.2 is not intended to confer upon any person other than the parties any rights or remedies hereunder.

                  SECTION 10.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER AND THE PROVISIONS OF THIS AGREEMENT WHICH ARE MANDITORILY GOVERNED BY DELAWARE LAW SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, DELAWARE LAW.

                  SECTION 10.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 10.8. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  SECTION 10.9. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  Parent, Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         COMPUTER ASSOCIATES INTERNATIONAL, INC.


                                         By: /s/ STEVEN M. WOGHIN
                                            ------------------------------------
                                            Name:  Steven M. Woghin
                                            Title:  Senior Vice President and
                                                    General Counsel


                                         SILVERSMITH ACQUISITION CORP.


                                         By: /s/ STEVEN M. WOGHIN
                                            ------------------------------------
                                            Name:  Steven M. Woghin
                                            Title: Vice President


                                         STERLING SOFTWARE, INC.


                                         By: /s/ STERLING L. WILLIAMS
                                            ------------------------------------
                                            Name:  Sterling L. Williams
                                            Title:  President and Chief
                                                    Executive Officer

                                                                         ANNEX I

                             CONDITIONS TO THE OFFER

                  Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Subsidiary shall not be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for, (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act and any other applicable Antitrust Laws shall not have expired or been terminated, (3) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, or (5) at any time on or after the date of this Agreement and prior to the acceptance for exchange of Shares pursuant to the Offer, any of the following conditions exist:

                  (a) there shall be instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for exchange of, or the exchange or delivery of shares of Parent Common Stock for, some of or all the Shares by Parent or Merger Subsidiary or the consummation by Parent or Merger Subsidiary of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Tender Agreement, this Agreement, the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares; or

                  (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Tender Agreement, this Agreement, the Offer or the

         Merger, by any Governmental Entity that, in the judgment of Parent, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above, subject as aforesaid; or

                  (c) the Company shall have breached or failed to perform in any material respect any of its covenants, obligations or agreements under this Agreement (other than Section 5.1(k)), or the Company shall have breached Section 5.1(k) such that the aggregate of all such breaches would materially and adversely affect the Company and its subsidiaries taken as a whole or Parent; or

                  (d) the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of this Agreement and as of the expiration of the Offer (including any extension thereof) (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in this Agreement that are not so qualified shall not be true and correct in any material respect as of the date of this Agreement and as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such date); provided that this condition shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "MATERIALITY" or "COMPANY MATERIAL ADVERSE EFFECT" or similar qualifier or threshold), individually or in the aggregate, has had or could reasonably be expected to have, a Company Material Adverse Effect; or

                  (e) this Agreement shall have been terminated in accordance with its terms; or

                  (f) (1) the Board of Directors of the Company (or any committee thereof) shall have withdrawn or materially modified or amended in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of the Offer, the Merger or this Agreement, or its approval of the entry by Merger Subsidiary into the Tender Agreement, or shall have failed to make such favorable recommendation or (2) the Board of Directors of the Company (or any committee thereof) shall have recommended to the shareholders of the Company any Acquisition Proposal or shall have resolved to, or publicly announced an intention to, do so; or

                  (g) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle (other than a confidentiality agreement permitted by Section 5.5 of this Agreement) with respect to any Acquisition Proposal; or

                  (h) any person or group (defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its subsidiaries) shall have become the beneficial owner (defined in Rule 13d-3 promulgated under the Exchange Act) of at least 15% of the outstanding Shares or shall have acquired, directly or indirectly, at least 15% of the assets of the Company and its subsidiaries;

which, in the good faith judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent or Merger Subsidiary) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

                  The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may be asserted by Parent regardless of the circumstances (including any action or omission by Parent or Merger Subsidiary) giving rise to any such condition or (other than the Minimum Condition) may, subject to the terms of this Agreement, be waived by Parent and Merger Subsidiary in their reasonable discretion in whole at any time or in part from time to time. The failure by Parent or Merger Subsidiary at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.